Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
July 30, 2009

Comments by Steve Menzies

Thank you, Tim. Good morning!

Operating results for TrinityRail during the 2nd quarter of 2009 reflected the impact of the rapid decline in railcar market conditions which began in the second half of 2008. We shipped 3,080 new railcars during the quarter and attained lease fleet utilization of 96.4%. Our manufacturing operating margin, excluding the goodwill impairment charge, was a loss of 1.2% in the 2nd quarter of 2009 compared to a 2% loss during the first quarter. Operating results during the quarter were adversely affected by lower railcar production volumes, plant closing costs and employee severance expense.

During the 2nd quarter, we continued to execute our plan to reduce our railcar production footprint to align with forecasted near-term demand. Our current production facilities are capable of producing a substantial portion of our broad product line and they are also positioned to quickly ramp up production when market conditions improve. Our operating flexibility at these facilities allows us to meet shifting customer demand for various railcar types.

During the 2nd quarter, TrinityRail shipped 3,080 railcars, 53% less than the 6,580 railcars shipped in the 2nd quarter of 2008. We expect shipments to be approximately 1,000 to 1,500 railcars during both the 3rd and 4th quarters of 2009 as we work off our order backlog and further align car production with current market demand.

We continue to experience weak demand in new railcar order inquiries across most major railcar types. This is because of low railcar loadings, improved railcar cycle times and a large overhang of idle railcars in the rail system. During the 2nd quarter, declining North American railcar loadings appeared to stabilize at a level about a 20% below railcar loadings from a year ago. However, we have yet to see indications of a recovery in railcar loadings.

During the 2nd quarter, TrinityRail received approximately 650 new railcar orders. At the end of the 2nd quarter, TrinityRail’s order backlog was approximately 3,780 railcars; a 39 % decrease from the prior quarter.

We shipped approximately 1,595 new railcars to customers of our leasing company. This represented about 52% of TrinityRail’s 2nd quarter new railcar shipments. We also sold 615 railcars from our lease fleet primarily to TRIP. As a result, our lease fleet totaled 48,630 railcars at the end of the 2nd quarter of 2009, 18% higher than the 41,100 railcars in our lease fleet at the end of the 2nd quarter of 2008. The committed lease backlog as of the end of the 2nd quarter was 1,810 railcars or 48% of our total production backlog.

Our lease fleet utilization was 96.4% at the end of the 2nd quarter compared to 98.4% at the end of the 1st quarter. As a result of weak railcar demand, we expect lease fleet utilization to decline further during the balance of 2009 although we do not have a disproportionate number of leases expiring during the next few quarters. The average age of our lease fleet is 4.9 years. The average remaining lease term of our portfolio is approximately 3.9 years compared with 5.1 years at the end of the 2nd quarter of 2008.  Our average remaining lease term has declined because we are renewing leases and assigning railcars to lessees for shorter terms to avoid locking in current low market lease rates for extended periods. Our intent is to have the opportunity to reprice assets in a more favorable market setting.

Lease rates for renewals and assignments are highly competitive and, in general, reflect moderate rate declines. Our commercial team is keenly focused on maintaining fleet utilization and we have been effective at assigning returned or idle railcars. As railcar loadings stabilize and, subsequently recover, we expect overall railcar demand to improve and lease rates to firm.

While the credit profile of our lease portfolio remains strong, the economic downturn has added risk to the railcar market. We have had an increase in lessee defaults above historical norms and we are closely monitoring our lease receivables.

In summary, we have adapted to the rapid decline in market conditions by reducing our railcar production footprint and staffing levels. Some key indicators show the rate of decline in market conditions easing and in some cases, bottoming out. We are well positioned to respond to any increase in railcar demand. Our current focus is to maintain our lease fleet utilization and to firm up lease rates when possible. We expect this to be a challenging market environment for a period of time, but believe that the long term fundamentals of the railcar market are sound. TrinityRail is well positioned to compete effectively in the short term and to take advantage of market opportunities in the long term.

I’ll now turn it over to Bill McWhirter.